UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

IROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GREEN proxy card to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation.

On April 6, 2016, Red Mountain issued the following press release, which was also posted by Red Mountain to www.iRobotproxycontest.com:

RED MOUNTAIN ISSUES LETTER TO FELLOW iROBOT SHAREHOLDERS

•	Shareholder representation on iRobot Board is needed now

•	Vote GREEN Proxy Card today to elect Red Mountain’s two highly qualified nominees, Lawrence Peiros and Willem Mesdag

Los Angeles, CA, April 6, 2016 /Business Wire/ - Red Mountain Capital Partners LLC (“Red Mountain” or “we”), an investment management firm owning approximately 6.2% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”) (Nasdaq: IRBT), today released a letter to fellow shareholders, available at www.irobotproxycontest.com, in connection with its campaign to elect two highly qualified individuals, Lawrence S. Peiros and Willem Mesdag, to the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of shareholders of iRobot.

In its letter, Red Mountain states that it is deeply concerned with the prolonged underperformance of iRobot’s share price. Red Mountain believes that the main reason for iRobot’s underperformance has been the incumbent Board’s poor oversight of management’s capital allocation.  While Red Mountain has already been a catalyst for positive change at the Company, it believes that much more needs to be done.

Red Mountain is one of iRobot’s largest shareholders and its interests are aligned with the Company’s other shareholders. Red Mountain strongly recommends that shareholders vote on the GREEN proxy card to elect its experienced director nominees, Lawrence S. Peiros and Willem Mesdag, at iRobot’s upcoming annual meeting of shareholders to be held on May 25, 2016.

Shareholders who have questions about Red Mountain’s case for change, or require assistance in voting their GREEN proxy card, are encouraged to visit www.irobotproxycontest.com or contact Richard Grubaugh at D.F. KING & CO. at 212-493-6950 or rgrubaugh@dfking.com

About Red Mountain Capital Partners LLC

Red Mountain was established in January 2005 by Willem Mesdag, a former partner at Goldman, Sachs & Co., to invest primarily in undervalued small cap companies and to enhance and realize shareholder value through active ownership. Red Mountain’s approach to such investments is to actively engage with management teams and boards of directors in a constructive manner to unlock value for the benefit of all shareholders.  Red Mountain partners have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of refocusing strategy, improving operational execution, more efficiently allocating capital and upgrading corporate governance, and currently serve on the boards of five public companies in which Red Mountain’s managed funds have substantial ownership stakes.

Investor Contact:

D.F. KING & CO.
Richard Grubaugh, 212-493-6950
rgrubaugh@dfking.com

or visit www.irobotproxycontest.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Red Mountain Capital Partners LLC

Additional Information

Red Mountain Partners, L.P., RMCP GP LLC, Red Mountain Capital Partners LLC, Red Mountain Capital Management, Inc., Willem Mesdag and Lawrence S. Peiros (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the SEC to be used to solicit votes for the election of Red Mountain’s slate of two highly-qualified director nominees at the 2016 annual meeting of shareholders of the Company (the “Annual Meeting”). Shareholders are advised to read the definitive proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the Participants. These materials and other materials filed by Red Mountain in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Red Mountain with the SEC will also be available, without charge, by calling Red Mountain’s proxy solicitor, D.F. King & Co., Inc., at its toll-free number (866) 796-1271.